Exhibit 21.1
GSI TECHNOLOGY, INC. SUBSIDIARIES
GSI Technology Holdings, Inc., a Cayman Islands company
GSI Technology (BVI), Inc., a British Virgin Islands company
GSI Technology Taiwan, Inc.